Exhibit 3.1

AMENDED AND RESTATED ARTICLES OF INCORPORATION
OF
CRAY INC.
Pursuant to RCW 23B.02 of the Washington Business Corporation Act, as amended (the “Act”), the following Articles of Incorporation are hereby submitted for filing:
ARTICLE I
The name of the corporation is Cray Inc. (the “Corporation”).
ARTICLE II
The address, including street, number, city, and county, of the registered office of the Corporation in the State of Washington is 711 Capitol Way S, Ste. 204, Olympia, WA 98501; and the name of the registered agent of the Corporation in the State of Washington at such address is C T Corporation System.
ARTICLE III
The purpose of the Corporation shall be to engage in any lawful act or activity for which corporations may be organized and incorporated under the Act.
ARTICLE IV
The effective time of these Articles of Incorporation shall be upon filing with the Secretary of State of the State of Washington. The Corporation shall have a perpetual existence.
ARTICLE V
Section 1.    The Corporation shall be authorized to issue 1,000 shares of capital stock, all of which 1,000 shares shall be shares of common stock, par value $0.01 per share (the “Common Stock”).
Section 2.    Except as otherwise provided by law, the Common Stock shall have the exclusive right to vote for the election of directors and for all other purposes. Each share of the Common Stock shall have one vote and the Common Stock shall vote together as a single class.
ARTICLE VI
Shareholders of Common Stock of the Corporation shall be generally authorized to approve any corporate action of the Corporation without a meeting or vote of the shareholders pursuant to subsection (1)(a)(ii) of RCW 23B.07.040 of the Act.

ARTICLE VII
Any one or more directors of the Corporation may be removed, with or without cause, by the vote or written consent of the holders of a majority of the issued and outstanding shares of capital stock of the Corporation entitled to be voted in the election of directors. Vacancies and newly created directorships resulting from any increase in the authorized number of directors elected by all of the shareholders having the right to vote as a single class may be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director. Whenever the holders of any class or classes of stock or series thereof are entitled to elect one or more directors by the provisions of the Articles of Incorporation, vacancies and newly created directorships of such class or classes or series may be filled by a majority of the directors elected by such class or classes or series thereof then in office, or by a sole remaining director so elected.
ARTICLE VIII
In furtherance and not in limitation of those powers conferred by law, the board of directors of the Corporation (the “Board”) is expressly authorized and empowered to make, alter and repeal the by-laws of the Corporation (the “By-Laws”).
ARTICLE IX
Meetings of the shareholders shall be held at such place, within or without the State of Washington as may be designated by, or in the manner provided in, the By-Laws or, if not so designated, at the registered office of the Corporation in the State of Washington. Elections of directors need not be by written ballot unless and to the extent that the By-Laws so provide.
ARTICLE X
The Corporation reserves the right at any time from time to time to amend, alter, change or repeal any provision contained in these Articles of Incorporation, and any other provisions authorized by the laws of the State of Washington at the time in force may be added or inserted, in the manner now or hereinafter prescribed by law, and all rights, preferences and privileges of whatsoever nature conferred upon shareholders, directors or any other persons whomsoever by and pursuant to these Articles of Incorporation in its present form or as hereafter amended are granted subject to the right reserved in this Article.
ARTICLE XI
To the fullest extent permitted by Washington law and subject to the Bylaws of the Corporation, a director of the Corporation shall not be liable to the Corporation or its shareholders for monetary damages for his or her conduct as a director. Any amendment to or repeal of this Article XI shall not adversely affect any right of a director of the Corporation hereunder with respect to any acts or omissions of the director occurring prior to amendment or repeal.

ARTICLE XII
To the fullest extent permitted by its Bylaws and Washington law, the Corporation is authorized to indemnify any of its directors. The Board shall be entitled to determine the terms of indemnification, including advance of expenses, and to give effect thereto through the adoption of Bylaws, approval of agreements, or by any other manner approved by the Board. Any amendment to or repeal of this Article XII shall not adversely affect any right of an individual with respect to any right to indemnification arising prior to such amendment or repeal.